EXHIBIT 24
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carol Meyrowitz and Nirmal K. Tripathy and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K to be filed by The TJX Companies, Inc. for the fiscal year ended January 26, 2008 and any or all amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/S/ CAROL MEYROWITZ	/S/ NIRMAL K. TRIPATHY

Carol Meyrowitz, President and Chief Executive Officer	Nirmal K. Tripathy Chief Financial
and Director	Officer

/S/ JOSE B. ALVAREZ	/S/ AMY B. LANE

Jose B. Alvarez, Director	Amy B. Lane, Director

/S/ ALAN M. BENNETT	/S/ JOHN F. O’BRIEN

Alan M. Bennett, Director	John F. O’Brien, Director

/S/ DAVID A. BRANDON	/S/ ROBERT F. SHAPIRO

David A. Brandon, Director	Robert F. Shapiro, Director

/S/ BERNARD CAMMARATA	/S/ WILLOW B. SHIRE

Bernard Cammarata, Chairman of the Board of Directors	Willow B. Shire, Director

/S/ DAVID T. CHING	/S/ FLETCHER H. WILEY

David T. Ching, Director	Fletcher H. Wiley, Director

/S/ MICHAEL F. HINES
Michael F. Hines, Director

Dated: February 3, 2008